Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 64 to the Registration Statement (Form N-1A, No. 33-18477) of our reports dated January 25, 2013 on the financial statements and financial highlights of DWS Equity Dividend Fund, DWS Large Cap Value Fund, DWS Mid Cap Value Fund (formerly, DWS Dreman Mid Cap Value Fund) and DWS Small Cap Value Fund (formerly, DWS Dreman Small Cap Value Fund) (four of the series of DWS Value Series, Inc.) included in each Fund’s Annual Report for the fiscal year ended November 30, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 25, 2013